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                                                                     Exhibit 5.1




                                                 June 10, 1997



Central Fidelity Banks, Inc.,
   1021 East Cary Street,
      P.O. Box 27602,
         Richmond, Virginia  23261.

Central Fidelity Capital Trust I,
   1021 East Cary Street,
      P.O. Box 27602,
         Richmond, Virginia  23261.

Dear Sirs:

      In connection with the registration under the Securities Act of 1933 (the "Act") of (i) $100,000,000 aggregate Liquidation Amount of Floating Rate Capital Trust Pass-through Securities, Series A, Liquidation Amount $1,000 per security (the "Capital Securities") to be issued by Central Fidelity Capital Trust I, a statutory business trust created under the laws of the State of Delaware (the "Issuer"), (ii) the guarantee with respect to the Capital Securities (the "Guarantee") to be executed and delivered by

Central Fidelity Banks, Inc.
Central Fidelity Capital Trust I                                             -2-

Central Fidelity Banks, Inc., a Virginia corporation (the "Company"), and (iii) $100,000,000 aggregate principal amount of Floating Rate Junior Subordinated Debt Securities, Series A (the "Junior Subordinated Debt Securities") of the Company, we, as your special counsel, have examined such trust and corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

      Upon the basis of such examination, we advise you that, in our opinion, when:

      (i) the Registration Statement relating to the Capital Securities, the Guarantee and the Junior Subordinated Debt Securities (the "Registration Statement") has become effective under the Act;

      (ii) the terms of the Guarantee and of its issuance and delivery have been duly established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Guarantee Agreement relating to the Guarantee
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Central Fidelity Banks, Inc.
Central Fidelity Capital Trust I                                             -3-

has been duly executed and delivered as contemplated in the Registration Statement;

        (iii) the terms of the Junior Subordinated Debt Securities and of their issuance and delivery have been duly established in conformity with the Junior Subordinated Indenture relating to the Junior Subordinated Debt Securities (the "Indenture") so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Junior Subordinated Debt Securities have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement; and

        (iv) the terms of the Capital Securities and of their issuance and delivery have been duly established in conformity with the Amended and Restated Declaration of Trust of the Issuer (the "Declaration") so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon
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Central Fidelity Banks, Inc.
Central Fidelity Capital Trust I                                             -4-

     the Issuer and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuer, and the Capital Securities have been duly executed and authenticated in accordance with the Declaration and issued and delivered as contemplated in the Registration Statement;

the Guarantee and the Junior Subordinated Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

      The foregoing opinion is limited to the Federal laws of the United States and the laws of the States of New York and Virginia, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Virginia law, we have relied upon the opinion, dated as of the date hereof, of Williams, Mullen, Christian & Dobbins, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of
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Cental Fidelity Banks, Inc.
Central Fidelity Capital Trust I                                             -5-


Williams, Mullen, Christian & Dobbins. We believe you and we are justified in relying on such opinion for such matters.

      We understand that you have received an opinion, dated as of the date hereof, regarding the Capital Securities from Richards, Layton & Finger, LLP, special Delaware counsel for the Company and the Issuer. We are expressing no opinion with respect to the matters contained in such opinion.

      Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and the Issuer and other sources believed by as to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of New Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.
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Central Fidelity Banks, Inc.
Central Fidelity Capital Trust I                                             -6-


                                       Very truly yours,

                                       /s/ Sullivan & Cromwell